Filed Pursuant To Rule 433
Registration No. 333-167132
March 18, 2011
IT’S A WAKE UP CALL FROM YOUR FINANCIAL ADVISOR. YOU SHOULD PROBABLY PICK IT UP. TV pundits. Print columnists. Investment blogs. It seems wherever you look these days, gold is in the conversation. The SPDR® Gold Shares ETF? Chances are it has already caught your eye. After all, it’s well known that GLD is a precise way to access the gold market. Historically, gold hasn’t mirrored the market’s behavior. So it’s generally not tied to the ups and downs of Wall Street.* That means it can be used as a strategic building block in investors’ portfolios. This is one opportunity you may not want to leave on the table. Scan the QR code with your smartphone to visit spdrgoldshares.com. *Source: Over the 10-year period ending October 2010, gold’s correlation with the S&P 500 has been -0.06, with 0 being uncorrelated and 1 being perfectly correlated (StyleADVISOR, December 2010). Important Information Relating to SPDR Gold Trust: The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ( “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 1-866-320-4053. ETF’s trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETF’s net asset value. Brokerage commissions and GLD expenses will reduce returns. Diversification does not assure a profit and may not protect against investment loss. “SPDR” is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and has been licensed for use by State Street Corporation. No financial product offered by State Street Corporation or its affiliates is sponsored, endorsed, sold or promoted by S&P or its affiliates, and S&P and its affiliates make no representation, warranty or condition regarding the advisability of buying, selling or holding units/shares in such products. Further limitations that could affect investors’ rights may be found in GLD’s prospectus. For more information: State Street Global Markets, LLC, One Lincoln Street, Boston, MA, 02111 • 866.320.4053 • www.spdrgoldshares.com. Not FDIC Insured — No Bank Guarantee - May Lose Value IBG-2396

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.